Exhibit 14.1
OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC INCOME II, INC.
OAKTREE STRATEGIC CREDIT FUND
CODE OF ETHICS

I.    INTRODUCTION
This Code of Ethics (the “Code”) has been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Under Rule 17j-1, which applies to BDCs pursuant to Section 59 of the Investment Company Act, each Company must adopt a code designed to prevent conduct that may be contrary to the interests of each Company or of its stockholders. This Code is intended to foster a culture of honesty and accountability.
The main purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Company may abuse their fiduciary duty to the Company and to otherwise deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.
The Code is based on the principle that (i) the directors and officers of a Company and (ii) each Company’s investment adviser, Oaktree Fund Advisors, LLC (the “Adviser”), owe a fiduciary duty to the Company and accordingly have an obligation to ensure that the personnel of the Company and the Adviser conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company and that business development company personnel should not take inappropriate advantage of their positions. All Access Persons and Related Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Access Persons may also be subject to the code of ethics of Oaktree Capital Management, L.P (“Oaktree”) and must comply with all applicable provisions of that code of ethics in addition to the provisions of this Code. The Oaktree code of ethics applies to Oaktree’s affiliated advisers, including the Adviser, and all references herein to the Adviser’s code of ethics shall be deemed to be references to Oaktree’s code of ethics.
Technical compliance with the Code will not automatically insulate an Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to a Company. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of a Company and its stockholders.
All Access Persons must read and retain this Code of Ethics.

II.    DEFINITIONS

“Access Person” means an Advisory Person (as defined below) of a Company or of the Adviser. All of the Adviser’s directors, officers and partners are presumed to be Access Persons. All of a Company’s directors and officers are presumed to be Access Persons.

“Advisory Person” means (a) any director, officer, general partner or employee (including interns and temporary personnel with assignments of 90 days or more) of a Company or of the Adviser, or of any company in a Control (as defined below) relationship to a Company or to the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any security by a Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (b) any natural person in a Control relationship to a Company or to the Adviser, who obtains information concerning recommendations made to a Company with regard to the purchase or sale of any security by a Company.
“Beneficial ownership” of a security refers to when an Access Person or any Related Person to the Access Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, even though title is in another name (i.e., when such a person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security).
“Board of Directors” or “Board” means the board of directors of a Company.
“Chief Compliance Officer” means the chief compliance officer of a Company.
“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.
“Designated Broker” is an approved brokerage firm for brokerage accounts of Access Personal and their Related Persons. A list of Designated Brokers is maintained by Oaktree.
“Exempt Securities” are the following securities and any associated transactions and are considered exempt from the requirements referenced in Section V of this Code:
    Direct obligations of the U.S. government (i.e., Treasury securities);
    Bank certificates of deposit;
    Bankers’ acceptances;
    Commercial paper;
    High-quality, short-term debt obligations, including repurchase agreements;
    Money market funds;
    Open-end mutual funds, except those open-end mutual funds for which the

    Adviser acts as investment manager or sub-adviser;
    Unit investments trusts that are invested exclusively in one or more open-end mutual funds, except interests in those open-end mutual funds for which the Adviser acts as investment manager or sub-adviser; and
    Interests in any private investment fund, co-investment vehicle or other collective investment vehicle, in each case for which the Adviser acts, directly or indirectly, as general partner, manager, managing member, discretionary manager, investment manager or investment adviser.
    Securities transactions on behalf of an Access Person or Related Person for an account over which the Access Person or Related Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust)

“Independent Director” means a director of a Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act.
“Related Person” of an Access Person includes the following: (a) a husband, wife, domestic partner or a minor child of the Access Person; (b) a relative sharing the same house as the Access Person; (c) any other person who is significantly dependent on the Access Person for financial support; and (d) anyone else if the Access Person (i) obtains benefits substantially equivalent to ownership of the securities, (ii) can obtain ownership of the securities immediately or within 60 days or (iii) can vote or dispose of the securities.
“Reportable Securities” are the following securities and any associated transactions and are exempt from preclearance and Holding period, but not the reporting requirements described in Section V of this Code:
    Basket Instruments;
    U.S municipal bonds, excluding bonds issued by U.S. territories;
    U.S. government agency obligations;
    Debt obligations (i.e., sovereign state and provincial (municipal) debt) issued by G7 governments, excluding those issued by the U.S. government;
    Non-U.S. government savings bonds;
    Auction-rate money market instruments;
    Open-end investment companies not registered under the Investment Company Act of 1940, as amended;
    Futures and options on currencies (e.g., foreign exchange (FX) derivatives);
    Non-financial commodities (e.g., pork belly contracts);
    Interest rate swaps;
    Involuntary transactions (i.e., assignment of an option position or exercise of an option at expiration, mandatory tender offers);
    Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not the investment of additional amounts under such plans);
    Securities purchases effected pursuant to an automatic investment plan; and
    Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities.

“SEC” means the Unites States Securities and Exchange Commission.

“Security Held or to Be Acquired” by a Company means (a) any security, except an Exempt Security, which, within the most recent 15 days: (i) is or has been held by the Company or (ii) is being or has been considered by the Company or the Adviser for purchase by the Company; and (b) any option to purchase or sell a security, and any security convertible into or exchangeable for a security, described in clause (a) herein.
III.    STANDARDS OF CONDUCT FOR ACCESS PERSONS
    An Access Person may not engage in any investment transaction, directly or indirectly, under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by a Company. Access Persons must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in a Company’s business. In addition, Access Persons may not use information concerning the investments or investment intentions of a Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.
    Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Company. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a Company, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to Be Acquired by the Company to:

●    employ any device, scheme or artifice to defraud the Company;
●    make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which it was made, not misleading;
●    engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Company; or
●    engage in any manipulative practice with respect to the Company.
    Any questions about how this Code should be applied in a particular situation should be directed to the Chief Compliance Officer. Access Persons are also encouraged to talk to appropriate supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. The Chief Compliance Officer has been designated with the responsibility to explain and implement this Code for a Company and all Access Persons.
IV.    INSIDER TRADING
Trading in the stock, bonds or other securities of a company by a person who is aware of material, non-public information about that company may be considered “insider trading.”

Information is “material” if a reasonable investor would consider such information important in a decision to buy, hold or sell the securities. Information is non-public until it has been broadly disclosed to the marketplace and the marketplace has had time to absorb the information. Examples of adequate disclosure include public filings with the SEC and the issuance of press releases.
Insider trading and the sharing of material, non-public information with any other person who then trades in securities or passes the information on further (called “tipping”) is illegal. The personal consequences of insider trading or tipping can be severe and include possible imprisonment and significant fines. Individuals who involve themselves in insider trading or tipping may be subject to immediate termination.
Each Company’s Securities Trading Policy is available on Oaktree’s intranet, and the Chief Compliance Officer or his or her designee is available to respond to questions regarding the sale or purchase of a Company’s securities or of any other company’s publicly traded stock, bonds or other securities.
V.    REPORTING REQUIREMENTS
Unless excepted by sub-section B of this Section V, all Access Persons are subject to the below itemized reporting requirements.
A.    Reports
Quarterly Reports. All Access Persons must file with a Company quarterly reports of personal investment transactions by the 30th day of January, April, July and October (i.e., by the thirtieth day following the end of the calendar quarter). The quarterly reports must include all personal investment transactions in securities, other than Exempt Securities, in which an Access Person has any direct or indirect beneficial ownership and which were conducted during the respective calendar quarter. The quarterly report must also include the personal investment transactions of the Access Person’s Related Persons which were conducted during the respective calendar quarter. For purposes of the quarterly transaction reporting, the reporting Access Person shall complete a form of report prepared by a Company or the Adviser which contains all the information required by Rule 17j-1.
Every Access Person must file a quarterly report when due even if such person and/or their Related Persons made no purchases or sales of securities during the period covered by the report. Access Persons are charged with the responsibility for making their quarterly reports.
Initial Holdings Reports. Within 10 days of becoming an Access Person, all Access Persons must provide an initial holdings report to include a listing of all securities, other than Exempt Securities, in which the Access Person has any direct or indirect beneficial ownership. The initial holdings report must also include the holdings of the Access Person’s Related Persons. The information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The initial holdings report should show all securities held in an Access Person’s brokerage accounts and the brokerage accounts of an Access Person’s Related Persons.

For purposes of the initial holdings reporting, the reporting Access Person shall complete a form of report prepared by each Company or the Adviser which contains all the information required by Rule 17j-1.
Annual Reports. In addition to the quarterly report due by the 30th day in January, all Access Persons must complete an annual holdings report. This annual report must include a listing of all securities, other than Exempt Securities, in which the Access Person has any direct or indirect beneficial ownership. The information in the annual report must be current as of a date no more than 45 days preceding the filing date of the annual report. The annual report should show all securities, other than Exempt Securities, held in an Access Person’s brokerage accounts and in the brokerage accounts of an Access Person’s Related Persons or held elsewhere (i.e., physical securities, private placements, partnership interests, etc.). For purposes of the annual holdings reporting, the reporting Access Person shall complete a form of report prepared by a Company or the Adviser which contains all the information required by Rule 17j-1.
Broker Statements and Trade Confirmations. All Access Persons and their Related Persons must maintain their brokerage accounts with a Designated Broker, unless an exception has been granted by the Chief Compliance Officer. All new Access Persons or Related Persons will have specific timeframes during which to close or transfer their brokerage accounts to a Designated Broker.
The Chief Compliance Officer will direct brokers of accounts in which the Access Person or a Related Person has a beneficial interest to supply a Company, on a timely basis, duplicate copies of trade confirmations and periodic broker account statements (or relevant data).
Access Persons must provide a list of all their brokerage accounts (including those of any Related Persons and those over which the Access Person does not have any direct or indirect influence or control) to a Company upon becoming an Access Person. An Access Person must also promptly notify a Company of any new or terminated accounts thereafter.
The reports required to be submitted under this section shall be delivered to the Chief Compliance Officer. The Chief Compliance Officer shall review such reports to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f).
B.    Exceptions to Reporting Requirements
Access Person with No Influence or Control. An Access Person is not required to file an initial holdings report, a quarterly transaction report or an annual holdings report for transactions effected for, or holdings in, any account over which the Access Person does not have any direct or indirect influence or control (e.g., managed accounts or blind trusts).
Independent Directors. An Independent Director of a Company who would be required to make a report pursuant to sub-section A of this Section V solely by reason of being a director of a Company is not required to make an initial holdings report or an annual holdings report, and is only required to make a quarterly transaction report if the Independent Director, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Director’s official duties as a director of a Company, should have known that (i) the Company has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (ii) the Company or the Adviser has within the last 15 days considered a transaction by the Company in the same security or is considering a transaction by the Company in the same security or within the next 15 days is going to consider a transaction by the Company in the same security. The Independent Director of a Company is also not subject to the brokerage statement and trade confirmation requirements.
Access Person covered by the Adviser’s code of ethics. Notwithstanding the reporting requirements set forth in sub-section A of this Section V, an Access Person who is also an Access Person of Oaktree (as defined in Oaktree’s code of ethics) need not make an initial holdings report, a quarterly transaction report or an annual holdings report if all of the information required by the reports was provided pursuant to Oaktree’s code of ethics and would duplicate information required to be recorded pursuant to this Code.
VI.     ANNUAL CERTIFICATIONS TO A COMPANY
A.    Initial and Annual Certifications. All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.
B.    Board Review. Each Company and the Adviser shall prepare an annual written report to the Board of Directors each year that shall:
    summarize existing procedures concerning personal investing, including pre-clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changes in the procedures during the past year;
    describe any issues arising under this Code or the Adviser’s code of ethics or its procedures since the last report to the Board of Directors including, but not limited to, information about any material violations of this Code or the Adviser’s code of ethics or its procedures and any sanctions imposed during the past year;

    identify any recommended changes in existing restrictions or procedures based upon experience under this Code or the Adviser’s code of ethics, evolving industry practice or developments in applicable laws and regulations;
    contain such other information, observations and recommendations as deemed relevant by a Company or the Adviser; and
    certify that a Company and the Adviser have each adopted a code of ethics with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) or this Code.
VII.    CONFIDENTIALITY
No Access Person shall reveal to any other person any information regarding securities transactions by a Company or consideration by a Company or the Adviser of any such securities transaction. Notwithstanding the preceding sentence, but subject to compliance with the Policies and Procedures for Compliance with Regulation FD of the Companies, such Access Person may dispense such information without obtaining prior written approval:
(a) when there is a public report containing the same information;
(b) when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between a Company and its affiliates;
(c) when such information is reported to directors of a Company; or
(d) in the ordinary course of his or her duties on behalf of a Company.
All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.
VIII.    REPORTING A CODE VIOLATION
If any director, officer, partner or employee of a Company or the Adviser becomes aware of violations or suspected violations of this Code or of applicable laws, rules or regulations relating to a Company’s operations, he or she must promptly report them in accordance with the procedures set forth in the Company’s Whistleblower Policy, which is available on Oaktree’s intranet.
IX.    RECORDKEEPING
Each Company or the Adviser, as applicable, shall maintain at its principal place of business and in an easily accessible place (a) a copy of each code of ethics that was in effect at any time during the past five years; (b) a record of any violation of the Code, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs; (c) a copy of each initial holdings report, quarterly transaction report or annual holdings report, including any information provided in lieu of such reports, made by an Access Person pursuant to this Code for at least five years after the end of the fiscal year in which the report was made or the information provided; (d) a record of all persons who were considered to be Access Persons during the past five years; (e) a copy of each annual report to a Company’s Board of Directors for at least five years after the report was made, for at least the first two years in an easily accessible place; and (f) a record of any pre-approvals of investments by Access Persons in private placements during the preceding five years. These records must be made available to the SEC or any representative of the SEC at any time for reasonable periodic, special or other examinations.

X.    WAIVERS
Any waiver of this Code for executive officers or directors may be made only by a Company’s Board of Directors or a committee of the Board of Directors. To the extent required, any such waiver shall be promptly disclosed in accordance with applicable rules and regulations (including NASDAQ Stock Market Rules).
XI.    NOTIFICATION OF REPORTING OBLIGATION AND REVIEW OF REPORTS
Each Access Person shall receive a copy of this Code and be notified of his or her reporting obligations. All reports shall be timely submitted by Access Persons to a Company in accordance with this Code.
XII.    IMPLEMENTATION
    A Company may cause any of the reporting, oversight or other functions under this Code, and any procedures adopted to prevent Access Persons from violating this Code, to be implemented jointly with the Adviser in a manner deemed by the Chief Compliance Officer to be consistent with the requirements of this Code and Rule 17j-1. This may include, without limitation, establishing combined procedures and documentation for the pre-clearance of personal investment transactions and combined certifications by Access Persons (or any subset of Access Persons) that they have complied with the requirements of this Code and the Adviser’s code of ethics. In addition, the Chief Compliance Officer may delegate to one or more officers of a Company or the Adviser any responsibility, authority or function of the Chief Compliance Officer under this Code.
XIII.    SANCTIONS
Upon discovering a violation of this Code, the Board of Directors may impose any sanctions it deems appropriate, including the issuance of a letter of censure against any director, officer or employee of a Company or the suspension or termination of any officer or employee of a Company, or recommend any sanction it deems appropriate to the Adviser for any violations of this Code by its Access Persons. Any Board member to which a violation of this Code relates must recuse himself or herself from any discussion or decision with respect to the handling and/or imposition of sanctions regarding such violation.

XIV.    ADOPTION AND APPROVAL OF CODES OF ETHICS
Each Company’s Board of Directors, including a majority of its Independent Directors, must approve this Code and the Adviser’s code of ethics. The Board of Directors must approve any material change to this Code or the Adviser’s code of ethics no later than six months after the adoption of such change. Before approving this Code and Oaktree’s code of ethics, each Company’s Board of Directors must receive from each of the Company and Oaktree, a certification that a Company or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code or the Adviser’s code of ethics. Each Company’s Board of Directors must approve the Adviser’s code of ethics before initially retaining services of the Adviser as a Company’s investment adviser.
Last updated: December 2021